Exhibit 99.1

Cytec Industries Inc.

Five Garret Mountain Plaza

Woodland Park, New Jersey 07424

www.cytec.com

Contact:

Jodi Allen (Investor Relations)

(973) 357-3283

Release Date: Immediate

Cytec Announces First Quarter 2011 Results

As-Adjusted Continuing EPS of $0.78, Up 34% From First Quarter 2010

Full Year 2011 Continuing EPS Guidance Unchanged

WOODLAND PARK, N.J., April 21, 2011 — Cytec Industries Inc. (NYSE: CYT) announced today net earnings for the first quarter 2011 of $83.2 million or $1.66 per diluted share on net sales of $766 million. Earnings from continuing operations attributable to Cytec were $39.6 million or $0.79 per diluted share. Earnings from discontinued operations were $43.6 million or $0.87 per diluted share including the gain on the sale of Building Block Chemicals of $36.8 million after-tax or $0.73 per diluted share. Included in the quarter are several special items from continuing operations that total $0.5 million of net credit after-tax or $0.01 per diluted share and are outlined further in this release. Excluding the special items and earnings from discontinued operations, earnings from continuing operations attributable to Cytec were $39.1 million or $0.78 per diluted share.

Net earnings for the first quarter of 2010 were $24.8 million or $0.50 per diluted share on net sales of $647 million. Earnings from continuing operations attributable to Cytec were $21.0 million or $0.42 per diluted share. Earnings from discontinued operations were $3.8 million or $0.08 per diluted share. Included in the quarter were several special items that totaled $7.9 million of net expense after-tax or $0.16 per diluted share. Excluding the special items and earnings from discontinued operations, net earnings from continuing operations attributable to Cytec were $28.9 million or $0.58 per diluted share.

Shane Fleming, Chairman, President and Chief Executive Officer commented, “We are encouraged by the continued improvement in the global economy. Sales growth for the quarter of 18% included 9% from higher volumes and 8% from higher selling prices. In the Specialty Chemicals businesses, sales increased 17% with 6% from higher volumes and the remainder mostly due to our focused efforts to raise prices in response to significantly higher raw material costs. Engineered Materials sales increased 22% compared with the prior year quarter, mostly due to higher build rates in the large commercial aircraft programs, business jet markets, and rotorcraft markets. Overall, we had a good start to the year and with our strong cash position and robust strategy, we expect to continue to deliver on our commitments for 2011 and beyond.” Mr. Fleming continued, “We are also pleased to announce the completion of our divestiture of the Building Block Chemicals business. This divestiture is a major step in reshaping Cytec’s portfolio, which will allow us to narrow our focus on core growth platforms. The divestiture reduces our exposure to more cyclical end markets and provides us with additional capital to pursue bolt-on acquisitions, as well as repurchase our shares via our stock buyback program.”

Cytec Coating Resins sales increased 18% to $404 million; Operating Earnings increased to $18.8 million.

In Coating Resins, overall selling volumes were up by 5% versus the first quarter 2010, due to strong demand driven by powder and waterborne resins. Selling prices increased by 12% in response to higher raw material costs while the impact of changes in exchange rates increased sales by 1%.

Operating earnings were $18.8 million versus $16.8 million in the first quarter 2010. The improved operating earnings are principally due to the higher selling prices which more than offset increased raw material costs of approximately $36 million as well as the favorable impact from the overall increase in demand. Partially offsetting this was an unfavorable product mix driven by higher powder resins selling volumes.

Cytec Additive Technologies sales increased 8% to $67 million; Operating Earnings decreased slightly to $8.0 million.

In Additive Technologies, overall selling volumes were up 3% versus the first quarter 2010 driven by specialty additives. Selling prices increased 4% and the impact of changes in exchange rates increased sales by 1%.

Operating earnings of $8.0 million were slightly down versus $8.4 million in the first quarter of 2010 mainly as a result of higher manufacturing costs for maintenance work. Increased selling prices essentially offset increased raw material costs of approximately $3 million.

Cytec In Process Separation sales increased 20% to $78 million; Operating Earnings increased to $16.4 million.

In Process Separation selling volumes increased by 16% versus the first quarter 2010, primarily as a result of higher demand and new product commercializations in mining chemicals. Selling prices increased by 3% and the impact of changes in exchange rates increased sales by 1%.

Operating earnings were $16.4 million versus $14.9 million in the prior year quarter principally due to higher selling volumes offset by an increase in selling and research expenses to support the growth initiatives in this segment. Higher raw material costs of $2.5 million were mostly offset by higher selling prices.

Cytec Engineered Materials sales increased by 22% to $217 million; Operating Earnings increased to $26.7 million.

In Engineered Materials, selling volumes increased by 21% versus the first quarter 2010 driven primarily by higher build rates in the large commercial aircraft programs, business jet markets, and rotorcraft markets. Selling prices increased by 1%.

Operating earnings of $26.7 million were up versus earnings of $21.0 million in the prior year quarter, principally as a result of the higher selling volumes. Higher raw material costs of approximately $6.0 million, mostly due to carbon fiber as a result of a tight global carbon fiber market supply, were not fully covered by increases in selling prices. In addition, there was a production issue at one of our facilities which resulted in an additional charge of approximately $2.0 million in the quarter.

Discontinued Operations

In February 2011, we completed the previously announced sale of the Building Block Chemicals business to an affiliate of H.I.G. Capital, LLC for approximately $176 million (approximately $145 million after-tax) which includes a 6 year, $15 million note. Earnings from discontinued operations net of tax was $43.6 million which includes a gain from the sale of business of $36.8 million, net of tax.

Special Items

In the first quarter of 2011 a number of special items (all from continuing operations) were recorded that resulted in net pre-tax credit of $0.8 million ($0.5 million net benefit on an after-tax basis or $0.01 per diluted share) as follows:

•	Included in Corporate and Unallocated, principally in operating expenses, are favorable pre-tax net restructuring adjustments of $0.7 million ($0.5 million after-tax or $0.01 per diluted share).

•

Included in Gain on sale of assets is a pre-tax gain of $3.3 million ($2.0 million after-tax or $0.04 per diluted share) related to a sale of land at our manufacturing site in Colombia which was shutdown in the second half of 2009.

•

Included in Other Expense is a pre-tax charge of $3.2 million ($2.0 million after-tax or $0.04 per diluted share) related to an increase in the environmental liability at an inactive site for an updated estimate of future remedial costs to meet new design requirements of the relevant state agency as well as increased annual operating and maintenance costs.

Income Tax Expense

Income tax expense related to continuing operations for the first quarter of 2011 was $15.0 million, compared with a tax expense of $22.6 million in the first quarter of 2010. Included in the Income tax provision for the first quarter of 2011 are discrete tax benefits of $2.3 million related to several international tax matters. Excluding the impact from the aforementioned discrete tax benefits and special items previously noted, the overall underlying annual tax rate for the first quarter of 2011 was 31.25% versus the underlying annual tax rate in the first quarter of 2010 of 32.5%.

Cash Flow

David Drillock, Vice President and Chief Financial Officer commented, “Operating cash flows from continuing operations were $21.5 million for the first quarter 2011. During the quarter our average net working capital days decreased compared to the fourth quarter of 2010 due to our continued focus on our working capital. While trade accounts receivable increased $59.6 million due to higher revenues, the average days sales outstanding for the first quarter of approximately 49 days was flat with the fourth quarter 2010 average. Inventory increased by $49.4 million in the first quarter of 2011 due to higher demand and production, while average days on hand of approximately 69 days was slightly up from the average for the fourth quarter of 2010 of 67 days. Accounts payable increased by $114.6 million in the quarter due to the higher demand levels and an increase of 7 days to 58 days versus the average fourth quarter of 2010 level of 51 days. The decrease in accrued expenses reflects payments against our prior year incentive compensation accruals.”

“Capital spending for the quarter was $26 million with approximately 45% related to Specialty Chemical segments and 55% of the spending attributable to Engineered Materials, versus $28 million spent in the first quarter of 2010.”

“During the quarter we purchased 440,000 shares of our common stock for $24 million. The remaining amount on the current share repurchase authorization is approximately $170 million.”

2011 Outlook

Mr. Fleming commented, “We expect to build on our solid first quarter performance and we remain focused on addressing the headwind of increasing raw material costs across our businesses through higher selling prices. Assuming the current economic recovery continues, we are maintaining our guidance for 2011 continuing full year adjusted diluted earnings per share attributable to Cytec in the range of $3.15 to $3.50, consistent with the detailed guidance we provided in January for each segment”.

“While pleased with the year-on-year operating earnings improvement in Coating Resins, we are not satisfied with the current level of profitability in this segment. As a result of the commoditization of a significant portion of the Coating Resins portfolio and the slow recovery of several key markets for these products, additional changes are required to meet our earnings expectations. We will begin implementation of the necessary changes in the second quarter.”

In closing, Mr. Fleming commented, “We remain confident in our ability to execute and deliver our goals for this year. We will continue to be vigilant in monitoring raw material escalations and take the appropriate actions to optimize the performance of each of the businesses in this highly volatile environment. We remain steadfast in our commitment to enhance shareholder value and we are confident in the long-term trends for our core growth platforms.”

Investor Conference Call to be Held on Monday, April 25, 2011 at 11:00am ET

Cytec will host their first quarter earnings release conference call on April 25, 2011 at 11:00am ET. The conference call will also be simultaneously webcast for all investors from Cytec’s website. Select the Investor Relations page to access the live webcast.

Use of Non-GAAP Measures

Management believes that net earnings from continuing operations attributable to Cytec excluding special items and diluted earnings per share (continuing operations attributable to Cytec) excluding special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company’s overall operating results in the period presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. A reconciliation of GAAP to non-GAAP measurements can be found at the end of this release.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec’s filings with the Securities and Exchange Commission.

Corporate Profile

Cytec’s vision is to deliver specialty chemicals and materials technologies beyond our customers’ imagination. Our focus on innovation, advanced technology and application expertise enables us to develop, manufacture and sell products that change the way our customers do business. Our pioneering products perform specific and important functions for our customers, enabling them to offer innovative solutions to the industries that they serve. Our products serve a diverse range of end markets including aerospace composites, structural adhesives, automotive and industrial coatings, electronics, inks, mining and plastics.

CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in millions, except per share amounts)

(Unaudited)

	Three Months Ended March 31
	2011	2010
Net sales	$766.0	$646.5
Manufacturing cost of sales	585.6	488.7
Selling and technical services	54.7	48.2
Research and process development	19.2	17.6
Administrative and general	32.3	28.8
Amortization of acquisition intangibles	9.5	9.5
Gain on sale of assets	3.3	—

Earnings from operations	68.0	53.7
Other expense, net	4.0	0.3
Net loss on early extinguishment of debt	0.1	0.7
Equity in earnings of associated companies	0.6	0.1
Interest expense, net	9.2	8.2

Earnings from continuing operations before income taxes	55.3	44.6
Income tax provision	15.0	22.6

Earnings from continuing operations	40.3	22.0

Earnings from operations of discontinued business, net of tax (1)	6.8	3.8
Gain on sale of discontinued operations, net of tax	36.8	—

Earnings from discontinued operations, net of tax	43.6	3.8

Net earnings	83.9	25.8
Less: Net earnings attributable to noncontrolling interests	(0.7)	(1.0)

Net earnings attributable to Cytec Industries Inc.	$83.2	$24.8

Earnings per share attributable to Cytec Industries Inc.
Basic earnings per common share
Continuing operations	$0.80	$0.43
Discontinued operations	0.88	0.08

	$1.68	$0.51

Diluted earnings per common share
Continuing operations	$0.79	$0.42
Discontinued operations	0.87	0.08

	$1.66	$0.50

Dividends per common share	$0.125	$0.0125

Shares used in calculating earnings per common share (in 000s)
Basic	49,622	49,078
Diluted	50,260	49,510

(1)	We committed to a plan to sell the assets and liabilities of our Building Blocks segment and the business was subsequently sold in February 2011. Accordingly, the results of operations of the Building Blocks business are reported as discontinued operations. All previously reported financial information has been revised to conform to the current presentation.

CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED NET SALES AND EARNINGS FROM OPERATIONS BY BUSINESS SEGMENT

(Millions of Dollars)

(unaudited)

	Three months ended
	March 31
	2011	2010
Net Sales:
Coating Resins	$403.6	$341.4
Additive Technologies
Sales to external customers	67.4	62.3
Intersegment sales	0.3	0.3
In Process Separation	78.4	65.1
Engineered Materials	216.6	177.7

Net sales from segments	766.3	646.8
Elimination of intersegment revenue	(0.3)	(0.3)

Total consolidated net sales	$766.0	$646.5

	Three months ended March 31,
	2011	% of Sales	2010	% of Sales
Earnings from operations:
Coating Resins	$18.8	5%	$16.8	5%
Additive Technologies	8.0	12%	8.4	13%
In Process Separation	16.4	21%	14.9	23%
Engineered Materials	26.7	12%	21.0	12%

Earnings from segments	69.9	9%	61.1	9%
Corporate and Unallocated, net (1)	(1.9)		(7.4)

Total earnings from operations	$68.0	9%	$53.7	8%

(1)	2011 includes a net favorable adjustment of $0.7 related primarily to previously recorded restructuring liabilities and includes a $3.3 gain related to a sale of a former manufacturing site. 2010 includes a net favorable adjustment of $0.4 related primarily to previously recorded restructuring liabilities. Corporate and unallocated also includes costs previously allocated to the operations of our discontinued Building Block Chemicals Segment of $1.0 and $1.4 for three months ended March 31, 2011 and 2010, respectively.

CYTEC INDUSTRIES INC. AND SUBSIDIARIES

PERCENT CHANGE IN SALES ANALYSIS BY SEGMENT VERSUS PRIOR YEAR PERIOD

	Three Months Ended March 31, 2011
	% Variance Due To
Segment	Volume	Price	FX
Coating Resins	5%	12%	1%
Additive Technologies	3%	4%	1%
In-Process Separation	16%	3%	1%
Engineered Materials	21%	1%	0%
Total Cytec	9%	8%	1%

CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in millions, except per share amounts)

(Unaudited)

	March 31, 2011	December 31, 2010
Assets
Current assets
Cash and cash equivalents	$522.0	$383.3
Trade accounts receivable, less allowance for doubtful accounts of $4.4 and $4.2 in 2011 and 2010, respectively	447.5	370.6
Other accounts receivable	56.0	51.4
Inventories	406.4	350.0
Deferred income taxes	44.5	40.6
Other current assets	27.0	22.4
Current assets held for sale	—	93.1

Total current assets	1,503.4	1,311.4

Investment in associated companies	21.5	19.7
Plants, equipment and facilities, at cost	1,983.0	1,937.5
Less: accumulated depreciation	(859.1)	(811.3)

Net plant investment	1,123.9	1,126.2

Acquisition intangibles, net of accumulated amortization of $263.7 and $245.9 in 2011 and 2010, respectively	350.1	347.0
Goodwill	700.3	685.7
Deferred income taxes	23.5	24.1
Other assets	103.8	88.5
Non-current assets held for sale	—	71.3

Total assets	$3,826.5	$3,673.9

Liabilities
Current liabilities
Accounts payable	$380.5	$263.6
Short-term borrowings	6.3	6.1
Accrued expenses	191.8	223.2
Income taxes payable	55.8	19.7
Deferred income taxes	2.7	3.1
Current liabilities held for sale	—	63.9

Total current liabilities	637.1	579.6

Long-term debt	639.9	641.5
Pension and other postretirement benefit liabilities	341.6	364.2
Other noncurrent liabilities	289.7	272.8
Deferred income taxes	69.1	71.3
Non-current liabilities held for sale	—	7.6
Stockholders’ equity
Preferred stock, 20,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.01 par value per share, 150,000,000 shares authorized; issued 49,575,035 in 2011 and 49,445,350 in 2010	0.5	0.5
Additional paid-in capital	459.0	451.5
Retained earnings	1,370.0	1,293.0
Accumulated other comprehensive gain	39.2	(14.4)
Treasury stock, at cost, 440,026 shares in 2011 and 767 shares in 2010	(23.8)	—

Total Cytec Industries Inc. stockholders’ equity	1,844.9	1,730.6

Noncontrolling interests	4.2	6.3
Total equity	1,849.1	1,736.9

Total liabilities and stockholders’ equity	$3,826.5	$3,673.9

CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOW

(Dollars in millions)

(Unaudited)

Three months ended March 31,	2011	2010
Cash flows provided by (used in) operating activities
Net earnings	$83.9	$25.8
Earnings from discontinued operations	(43.6)	(3.8)

Earnings from continuing operations	40.3	22.0

Noncash items included in earnings from continuing operations:
Depreciation	23.2	21.9
Amortization	11.3	11.3
Share-based compensation	3.9	2.9
Deferred income taxes	2.8	13.3
Gain on sale of assets	(3.3)	(2.3)
Loss on early extinguishment of debt	0.1	0.7
Unrealized gain on derivative instruments	(4.2)	—
Other	(0.6)	(0.1)
Changes in operating assets and liabilities (excluding effects of divestiture):
Trade accounts receivable	(59.6)	(51.0)
Other receivables	(3.7)	8.3
Inventories	(49.4)	(31.1)
Other assets	(2.3)	(4.8)
Accounts payable	114.6	76.1
Accrued expenses	(39.1)	(18.5)
Income taxes payable	4.5	(1.4)
Other liabilities	(17.0)	(15.1)

Net cash provided by operating activities of continuing operations	21.5	32.2
Net cash provided by operating activities of discontinued operations	5.0	5.9

Net cash provided by operating activities	26.5	38.1

Cash flows provided by (used in) investing activities:
Additions to plants, equipment and facilities	(26.4)	(27.9)
Net proceeds received on sale of assets	3.4	1.7

Net cash used in investing activities of continuing operations	(23.0)	(26.2)
Net cash provided by (used in) investing activities of discontinued operations	156.5	(1.1)

Net cash provided by (used in) investing activities	133.5	(27.3)

Cash flows provided by (used in) financing activities:
Payments on long-term debt	(1.8)	(15.2)
Change in short-term borrowings	0.3	1.2
Cash dividends	(9.0)	(1.9)
Proceeds from the exercise of stock options	3.3	6.7
Purchase of treasury stock	(23.8)	—
Excess tax benefits from share-based payment arrangements	0.4	0.8

Net cash used in financing activities	(30.6)	(8.4)

Effect of currency rate changes on cash and cash equivalents	9.3	(2.2)

Increase in cash and cash equivalents	138.7	0.2

Cash and cash equivalents, beginning of period	383.3	261.7

Cash and cash equivalents, end of period	$522.0	$261.9

Reconciliation of GAAP and Non-GAAP Measures

Amounts in millions except per share amounts

Management believes that net earnings, basic and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company’s overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.

Three Months Ended March 31, 2011

	Net Earnings	EPS
GAAP earnings from continuing operations	$40.3	$0.80
Less: Net earnings attributable to noncontrolling interests	(0.7)	(0.01)

Net earnings from continuing operations attributable to Cytec Industries Inc.	39.6	0.79
- Net restructuring adjustments	(0.5)	(0.01)
- Gain on sale of land	(2.0)	(0.04)
- Environmental liability adjustment	2.0	0.04

Non-GAAP net earnings from continuing operations attributable to Cytec Industries Inc.	$39.1	$0.78

Three Months Ended March 31, 2010

	Net Earnings	EPS
GAAP earnings from continuing operations	$22.0	$0.44
Less: Net earnings attributable to noncontrolling interests	(1.0)	(0.02)

Net earnings from continuing operations attributable to Cytec Industries Inc.	21.0	0.42
- Net restructuring adjustments	(0.4)	(0.01)
- Effect of Health Care Legislation on tax	8.3	0.17

Non-GAAP net earnings from continuing operations attributable to Cytec Industries Inc.	$28.9	$0.58

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